Exhibit 99.2

Marpai, Inc. Announces Closing of Initial Public Offering and Full Exercise of
Over-Allotment Option

TAMPA, Fla., October 29, 2021 — Marpai, Inc. (the “Company”) (Nasdaq: MRAI), a deep learning technology company transforming third party administration in the healthcare self-funded market, today announced the closing of its initial public offering of 7,187,500 shares of its common stock at a public offering price of $4.00 per share, including 937,500 shares sold upon full exercise of the underwriters’ over-allotment option, for gross proceeds of $28.75 million, before deducting underwriting discounts and offering expenses.

ThinkEquity acted as sole book-running manager for the offering.

A registration statement on Form S-1 (File No. 333-258029) relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and became effective on October 26, 2021. This offering is being made only by means of a prospectus. Copies of the final prospectus may be obtained from ThinkEquity, 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Marpai, Inc.

Marpai is an AI-driven health tech company transforming third party administration in the self-funded market by deploying deep learning, an advanced form of artificial intelligence, to radically reduce costs, improve lives and simplify everything. Marpai predicts near-term health challenges to prevent illness, guides members to top quality providers for best outcomes and uses SMART automation to create efficiencies and make it easy for members to take better care of their health. Operating nationwide in serving over 60 self-funded companies and over 40,000 members, Marpai works with world class provider networks including Aetna and Cigna and partners with brokers and consultants across the U.S. For more information visit www.marpaihealth.com.

Forward Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” "will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on the Company’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” in the final prospectus related to the public offering filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date, and the Company undertakes no duty to update such information except as required under applicable law.

Contact:

Amy Phillips

amyphillipspr@gmail.com

412.327.9499

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